EXHIBIT 16.1

MOORE STEPHENS ELLIS FOSTER LTD.
Chartered Accountants
1650 West 1st Avenue
Vancouver, British Columbia, V6J 1G1
Telephone: (604) 734-1112  Facsimile: (604) 714-5916
e-mail: generaldelivery@ellisfoster.com

August 3, 2004

HEMPTOWN CLOTHING INC.
1307 Venables Street
Vancouver, British Columbia, V5L 2G1

Attention: Board of Directors:

Re:  Hemptown Clothing Inc. (the “Company”)
        Resignation as principal independent accountant

We confirm that Moore Stephens Ellis Foster Ltd. (“Ellis Foster”) on June 14, 2004 reached a mutual understanding with Hemptown Clothing Inc. (the “Company”), pursuant to which Ellis Foster resigns as principal independent accountant to the Company effective June 14, 2004. Ellis Foster agrees with the statements made in Item 4 of the Current Report on Form 8-K/A dated August 4, 2004 of the Company (the “8-K Report”), as reprinted below from the 8-K Report:

“Item 4.   Changes in Registrant’s Certifying Accountant

Previous principal independent accountant

On June 14, 2004, Moore Stephens Ellis Foster Ltd., Chartered Accountants (“Ellis Foster “), the principal independent accountant of the Company, resigned.

During the Company’s two most recent fiscal years and all subsequent interim periods preceding the resignation of Ellis Foster, there were no disagreements with Ellis Foster, whether or not resolved, on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, whether resolved or not resolved to the satisfaction of Ellis Foster, would have caused Ellis Foster to make reference to the subject matter of the disagreements in connection with its reports for such period. Ellis Foster, as the Company’s principal independent accountant, did not provide an adverse opinion or disclaimer of opinion to the Company’s financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles during the Company’s two most recent fiscal years and all subsequent interim periods preceding the resignation of Ellis Foster. During the Company’s two most recent fiscal years and all subsequent interim periods preceding the resignation of Ellis Foster, there have been no disagreements with Ellis Foster or reportable events, as defined in Item 304(a)(1)(iv) of Regulation S-B.

New principal independent accountants

On June 12, 2004, the Board of Directors of the Company approved and authorized the engagement of Dale Matheson Carr-Hilton LaBonte, Chartered Accountants (“LaBonte”), as the independent public accountants of the Company.On June 16, 2004, the Company engaged LaBonte, of Suite 1700, 1140 West Pender Street, Vancouver, British Columbia, Canada V6E 4G1, as the principal independent accountant for the Company.

During the Company’s two most recent fiscal years, the Company has not consulted with LaBonte with respect to the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, nor received any written or oral advice.”

Yours truly,

/s/ Moore Stephens Ellis Foster Ltd.

MOORE STEPHENS ELLIS FOSTER LTD.
Chartered Accountants